EXHIBIT (11)(D)

                        INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Post-Effective Amendment No. 58 to the Registration Statement (1933 Act File No. 33-572) of Eaton Vance Municipals Trust on behalf of Massachusetts Municipal Bond Portfolio of our report dated October 27, 1995, relating to Massachusetts Municipal Bond Portfolio and of our report dated October 27, 1995, relating to Massachusetts Tax Free Portfolio, both of which are incorporated by reference in the Statement of Additional Information and to the references to us under the heading "The Fund's Financial Highlights" appearing in the Prospectus, which are part of such Registration Statement.

                                                         DELOITTE & TOUCHE LLP

November 28, 1995
Boston, Massachusetts